Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contacts: Doug Wilburne — 401-457-2288 Justin Bourdon — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact:
Mike Maynard — 401-457-2474

Textron Reports First Quarter Earnings

Adjusts Outlook for Soft Business Jet Demand

Providence, Rhode Island — April 17, 2013 — Textron Inc. (NYSE: TXT) today reported first quarter 2013 income from continuing operations of $0.40 per share, compared to $0.41 per share in the first quarter of 2012. Total revenues in the quarter were $2.86 billion, approximately flat with the first quarter of 2012.

Segment profit was $235 million, down $24 million from the first quarter of 2012. First quarter 2013 manufacturing cash flow before pension contributions reflected a use of cash of $425 million compared to a use of cash of $106 million during the first quarter of 2012.  The company contributed $140 million to its pension plans during the first quarter.

“We saw strong growth in Bell commercial helicopters, Textron Systems defense products, and E-Z-GO vehicles, but demand in the business jet market was softer than expected,” said Textron Chairman and CEO Scott C. Donnelly.

Outlook

Donnelly continued, “Based on current business jet market conditions, we are reducing our 2013 business jet delivery outlook and now expect that deliveries will be down this year compared to 2012. This reflects our expectation for lower deliveries in the light category, partially offset by growth in the midsize category. Accordingly, we are adjusting production schedules and implementing other appropriate cost actions at Cessna.”

“While we are taking these immediate actions, we believe the global business jet market still has significant long-term growth potential and we remain committed to our new product plans, which include introduction of the M2, and new Sovereign and Citation X models later this year, as well as the Latitude in 2015 and the Longitude in 2017.”

Textron’s 2013 guidance for earnings per share from continuing operations is now $1.90 to $2.10 and cash flow from continuing operations of the manufacturing group before pension contributions is expected to be approximately $400 million, with planned pension contributions of about $200 million.

First Quarter Segment Results

Cessna

Revenues at Cessna increased $39 million, primarily the result of higher used aircraft sales. Cessna delivered 32 new jets in the quarter down from 38 units in last year’s first quarter.

Cessna recorded a segment loss of $8 million in the first quarter compared to a segment loss of $6 million a year-ago.

Cessna backlog at the end of the first quarter was $1.03 billion, down $28 million from the end of 2012.

Bell

Bell revenues decreased $45 million, primarily the result of lower military unit deliveries and lower commercial aftermarket sales. Bell delivered 9 V-22’s and 6 H-1’s in the quarter, compared to 10 V-22’s and 7 H-1’s in last year’s first quarter and delivered 40 commercial helicopters, up from 30 units last year.

Segment profit decreased $16 million, primarily reflecting the lower military deliveries and commercial aftermarket volumes.

Bell backlog at the end of the first quarter was $7.08 billion, down $386 million from the end of 2012.

Textron Systems

Revenues at Textron Systems increased $52 million, reflecting higher Unmanned Aircraft Systems and Weapons and Sensors volumes, partially offset by lower vehicle deliveries within Land and Marine.  Segment profit increased $3 million.

Textron Systems’ backlog at the end of the first quarter was $2.79 billion, down $134 million from the end of 2012.

Industrial

Industrial revenues decreased $28 million, primarily due to lower Fuel Systems and Functional Components product line volumes, reflecting lower automotive demand in Europe and Asia. Segment profit decreased $16 million reflecting the lower volume and an unfavorable mix.

Finance

Finance segment revenues decreased $19 million compared to the first quarter of 2012, reflecting a smaller finance receivable portfolio.

The Finance segment reported a profit of $19 million compared to $12 million in the first quarter of 2012.

Other

Textron’s first quarter tax rate benefitted primarily from the impact of the re-enactment of the U.S. research and development credit.

Conference Call Information

Textron will host its conference call today, April 17, 2013 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, April 17, 2013 by dialing (320) 365-3844; Access Code: 265925.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and continued demand softness or volatility in the markets in which we do business.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three Months Ended March 30, 2013 and March 31, 2012
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
REVENUES
MANUFACTURING:
Cessna	$708	$669
Bell	949	994
Textron Systems	429	377
Industrial	727	755
	2,813	2,795

FINANCE	42	61
Total revenues	$2,855	$2,856

SEGMENT PROFIT
MANUFACTURING:
Cessna	$(8)	$(6)
Bell	129	145
Textron Systems	38	35
Industrial	57	73
	216	247

FINANCE	19	12
Segment Profit	235	259

Corporate expenses and other, net	(55)	(47)
Interest expense, net for Manufacturing group	(37)	(35)

Income from continuing operations before income taxes	143	177
Income tax expense	(28)	(57)

Income from continuing operations	115	120
Discontinued operations, net of income taxes	4	(2)
Net Income	$119	$118

Earnings per share:
Income from continuing operations	$0.40	$0.41
Discontinued operations, net of income taxes	0.01	(0.01)
Net income	$0.41	$0.40

Diluted Average shares outstanding	288,978,000	294,632,000

Textron Inc.

 Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 30, 2013	December 29, 2012
Assets
Cash and equivalents	$701	$1,378
Accounts receivable, net	954	829
Inventories	2,972	2,712
Other current assets	445	470
Net property, plant and equipment	2,134	2,149
Other assets	3,165	3,173
Finance group assets	2,186	2,322
Total Assets	$12,557	$13,033

Liabilities and Shareholders’ Equity
Short term debt and current portion of long-term debt	$426	$535
Other current liabilities	2,776	2,977
Other liabilities	2,619	2,798
Long-term debt	1,749	1,766
Finance group liabilities	1,839	1,966
Total Liabilities	9,409	10,042

Total Shareholders’ Equity	3,148	2,991
Total Liabilities and Shareholders’ Equity	$12,557	$13,033

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended
		March 30,	March 31,
		2013	2012
Cash flows from operating activities:
Income from continuing operations		$103	$110
Dividends received from TFC		20	240
Capital contributions paid to TFC		—	(240)
Depreciation and amortization		92	84
Changes in working capital		(529)	(275)
Changes in other assets and liabilities and non-cash items		(154)	(96)
Net cash from operating activities of continuing operations		(468)	(177)
Cash flows from investing activities:
Capital expenditures		(77)	(73)
Other investing activities, net		(18)	—
Net cash from investing activities		(95)	(73)
Cash flows from financing activities:
Principal payments on long-term debt		(312)	—
Increase in short-term debt		205	—
Other financing activities, net		6	4
Net cash from financing activities		(101)	4
Total cash flows from continuing operations		(664)	(246)
Total cash flows from discontinued operations		(4)	(1)
Effect of exchange rate changes on cash and equivalents		(9)	4
Net change in cash and equivalents		(677)	(243)
Cash and equivalents at beginning of period		1,378	871
Cash and equivalents at end of period		$701	$628

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP		$(468)	$(177)
Less:	Capital expenditures	(77)	(73)
	Dividends received from TFC	(20)	(240)
Plus:	Capital contributions paid to TFC	—	240
	Total pension contributions	140	144
Manufacturing cash flow before pension contributions- Non-GAAP		$(425)	$(106)

			2013 Outlook
Net cash from operating activities of continuing operations - GAAP			$770
Less:		Capital expenditures	(550)
Dividends received from TFC			(20)
Plus:		Total pension contributions	200
Manufacturing cash flow before pension contributions- Non-GAAP			$400

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2013	2012
Cash flows from operating activities:
Income from continuing operations	$115	$120
Depreciation and amortization	97	91
Changes in working capital	(440)	(370)
Changes in other assets and liabilities and non-cash items	(167)	(94)
Net cash from operating activities of continuing operations	(395)	(253)
Cash flows from investing activities:
Finance receivables repaid	72	154
Proceeds from sales of receivables and other finance assets	28	62
Finance receivables originated or purchased	—	(18)
Capital expenditures	(77)	(73)
Other investing activities, net	(7)	(2)
Net cash from investing activities	16	123
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(482)	(144)
Increase in short-term debt	205	—
Proceeds from issuance of long-term debt	41	27
Other financing activities, net	6	5
Net cash from financing activities	(230)	(112)
Total cash flows from continuing operations	(609)	(242)
Total cash flows from discontinued operations	(4)	(1)
Effect of exchange rate changes on cash and equivalents	(9)	4
Net change in cash and equivalents	(622)	(239)
Cash and equivalents at beginning of period	1,413	885
Cash and equivalents at end of period	$791	$646